Exhibit 5

                                   NU VISON LETTERHEAD

                                                                     May 4, 1995

To our Shareholders:

    I am pleased to inform you that on April 27, 1995, NuVision, Inc. entered into an Agreement and Plan of Merger with NI Acquiring Corp., a wholly-owned subsidiary of American Vision Centers, Inc., pursuant to which NI Acquiring Corp. has commenced a cash tender offer to purchase all of the outstanding shares of NuVision Common Stock for $7.60 per share. Under the Merger Agreement, the Offer will be followed by a merger in which any remaining shares of NuVision Common Stock will be converted into the right to receive $7.60 per share in cash, without interest.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE NUVISION SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of Legg Mason Wood Walker, Incorporated, financial advisor to the Board of Directors, that the consideration to be received by holders of NuVision Common Stock in the Offer and the Merger is fair to such holders, from a financial point of view.

    In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated May 4, 1995, of NI Acquiring Corp., together with related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and Merger and provide instructions as to how to tender your Shares. I urge you to read the enclosed materials carefully.

                                          Sincerely,
                                          SIG [TO COME]
                                          Eli Shapiro
                                          Chairman of the Board
                                            and Chief Executive Officer